Exhibit 99.2

Media Contact:	Lisa Evia	630-753-2704
Investor Contact:	Heather Kos	630-753-2406

NAVISTAR ON PATH TO ATTAIN RECORD REVENUE FOR 2008

•	Manufacturing segment profit expected to reach nearly $1 billion for 2008

•	Second quarter 2008 worldwide vehicle shipments up 41 percent over first quarter

•	First half 2008 market share and order receipt share up 4 percentage points versus first half 2007

WARRENVILLE, IL (May 28, 2008) – Expecting to achieve record revenues and solid profitability in 2008 despite the weak truck industry, Navistar International Corporation (Other OTC: NAVZ) today reported increased market share in its traditional truck business and significant increases in expansionary shipments during its second quarter operational update. The company also set an annual shareholders’ meeting date of September 5, 2008.

“Midway through 2008, a much weaker year for the industry than even 2007, we are truly realizing the benefits of our growth strategy,” said Daniel C. Ustian, Navistar chairman, president and chief executive officer. “We have clearly buffered ourselves from U.S. and Canada industry cyclicality, as evidenced by revenues and profit set to exceed those of the first half of 2007 when industry volumes were 63 percent higher.”

Navistar provided guidance on financial results for the first half of fiscal year 2008, including consolidated revenues of $6.7- $6.9 billion and manufacturing segment profit of $375-$425 million.

“With recent billion-dollar-plus orders in our bus and defense businesses and considerable order receipt increases in our core truck markets, we expect to achieve record revenue in 2008. And, even more importantly, deliver nearly $1 billion in manufacturing segment profit,” said Ustian.

The company also detailed second quarter 2008 worldwide shipments of Class 6-7 medium trucks and Class 8 heavy trucks, school buses and expansion market vehicles of 27,200 – a 41 percent increase over the first quarter. Navistar U.S. and Canada dealer stock inventories reached a five-year low, while both year-to-date market share and order receipt share increased an average of 4 percentage points across all vehicle lines versus the same period of 2007. Manufacturing cash balances were reported to be $625 million as of April 30, 2008.

Navistar Q2 Update

Navistar International Corporation (Other OTC: NAVZ) is a holding company whose wholly owned subsidiaries produce International® brand commercial and military trucks, MaxxForce™ brand diesel engines, IC brand school and commercial buses, and Workhorse brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine parts and service. Another affiliate offers financing services. Additional information is available at www.navistar.com.

Note concerning the May 28 conference call: The presentation can be accessed via the company’s Web site, www.navistar.com, and clicking on the link on the investor relations page. A series of questions and answers dealing with company operations is attached to the end of this news release. The financial and statistical information provided as part of the call will be available to investors on the investor relations page of the company’s Web site. The Web cast will be available for replay at the same Web address within 3 hours following its conclusion and will be available for a period of 10 days.

SEC Regulation G

The below non-GAAP financial measures are unaudited and reflect a 2007 change in segment reporting methodology. This is not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore we use it to supplement our GAAP reporting by identifying items that may not be related to the core manufacturing business. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

	1st Half FY 2008 ($ Billions)		Full Year FY 2008 ($ Billions)
Revenues	$6.7	$6.9	$15+

	($Millions)		($Millions)
Manufacturing Segment Profit	$425	$375	$1,000	$950

Corporate Items	$(162)	$(172)	$(420)	$(460)
Interest Expense	$(68)	$(78)	$(140)	$(160)
Financial Services Profit	$5	$(5)	$70	$50

Sub total - Below the line range:	$(225)	$(255)	$(490)	$(570)

Consolidated Income Before Income Tax	$200	$120	$510	$380

Preliminary and Unaudited
Cash & Marketable Securities	2008-2Q ($Millions)
Manufacturing non-GAAP	$625
Financial Services non-GAAP	$77
Consolidated US GAAP	$702

Navistar Q2 Update

Forward Looking Statements

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions, including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Item 1A. Risk Factors of our Form 10-K for the fiscal year ended October 31, 2005, which was filed on December 10, 2007.